Transaction summary

Illustrative pro forma valuation

($ in millions, except per share value)	
UHS Illustrative Share Price	$10.00
(x) Pro Forma Shares Outstanding[1]	102.3
Fully Distributed Equity Value	**$1,023**
Plus: Pro Forma Net Debt	713
Fully Distributed Enterprise Value	**$1,736**

Transaction Multiples[2]	
2018F Adj. EBITDA	$150
FD Enterprise Value / 2018F Adj. EBITDA	11.6x
2019F Adj. EBITDA	$170
FD Enterprise Value / 2019F Adj. EBITDA	10.2x

Sources and uses[3, 4]

Sources	
New Debt Raised	$660
Revolver Draw at Close	34
Existing Capital Leases Rollover	19
Management Rollover	22
THL LLC PIPE	750
FSAC Public[5]	[TBD]
Total Sources	**$1,485**

Uses	
Cash to Existing Shareholders	$698
Repayment of Existing Net Debt	701
Existing Capital Leases Rollover	19
Management Rollover	22
Fees & Expenses	45
Total Uses	**$1,485**

[1] Assumes a $10.00 per share price for illustrative purposes and assumes conversion of the class F sponsor shares into class A common shares on a 1:1 basis in connection with the business combination; Assumes Treasury Stock Method for Management Rollover. [2] Multiples based on Adj. EBITDA Company guidance of $150M for 2018F and $165 – 170M for 2019F and midpoint of long-term growth rate guidance of 9 – 11%. [3] Net debt and capital leases are as of 9/30/2018 and Management guidance. [4] Assumes 90.8mm shares for THL LLC and Management at $8.50 per share. [5] Non-redeeming FSAC public will reduce THL LLC PIPE on a dollar-for-dollar basis.

THL Federal Street Acquisition Corp.
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Additional Information and Where to Find It Federal Steet Acquisition Corp. (“FSAC”) filed a definitive proxy statement/prospectus with the Securities and Exchange Commission (“SEC”) on October 10, 2018 for use at the special meeting of stockholders to approve the proposed business combination with Agiliti Holdco, Inc. (“Agiliti Holdco”). The definitive proxy statement/prospectus forms part of a Registration Statement on Form S-4 with respect to the securities being issued by Agiliti, Inc. in the transaction (the “Prospectus/Proxy Statement”). The Registration Statement on Form S-4 was declared effective by the SEC on October 10, 2018. The Prospectus/Proxy Statement has been mailed to FSAC stockholders as of the record date. INVESTORS AND SECURITY HOLDERS OF FSAC AND AGILITI HOLDCO ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT, AS SUPPLEMENTED, AND OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the Prospectus/Proxy Statement, the Supplement to Prospectus/ Proxy Statement and other documents containing important information about FSAC, Agiliti Holdco and Agiliti, Inc. through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by FSAC can be obtained free of charge on FSAC’s website at http://www.thl.com/fsac or by directing a written request to Federal Street Acquisition Corp., 100 Federal Street, 35th Floor, Boston, MA 02110, (617) 227-1050. Participants in the Solicitation FSAC, Agiliti Holdco, Agiliti, Inc. and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of FSAC’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of FSAC’s directors and officers in the Prospectus/Proxy Statement. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to FSAC’s shareholders in connection with the proposed business combination is set forth in the Prospectus/Proxy Statement and the Supplement thereto. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the Prospectus/Proxy Statement and the Supplement thereto. 2